UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
Washington Mutual, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June 12, 2008
FOR IMMEDIATE RELEASE
Three Proxy Advisory Firms Support WaMu Proposals at Upcoming Special Shareholders’ Meeting
Seattle, WA — Washington Mutual, Inc. (NYSE: WM) today announced that independent proxy advisory firms Institutional Shareholder Services, Inc. (ISS), Glass, Lewis & Co. and PROXY Governance Inc. have recommended that shareholders vote for both of the company’s proposals related to the recent $7 billion capital raise at the upcoming Special Meeting of Shareholders on Tuesday, June 24, 2008.
On April 8, 2008, the Company announced that it had entered into definitive agreements to raise approximately $7 billion through the direct sale of equity securities to affiliates of TPG Capital and to other institutional investors. The transactions closed in April 2008.
At the meeting, WaMu shareholders will vote on two proposals. The first is whether to approve an increase in the number of authorized shares of common stock to permit the conversion of the preferred stock issued in the company’s recent capital raising transaction into, and the ability to exercise warrants issued in that transaction for, common stock. The second proposal is whether to approve the conversion and exercise of these securities. The WaMu Board of Directors has recommended that shareholders vote “FOR” each proposal.
Important Information
Washington Mutual filed a definitive proxy statement with the Securities and Exchange Commission on May 22, 2008, and furnished the proxy statement to its shareholders, with respect to the proposals to be voted on at the Special Meeting of Shareholders. The proxy statement contains important information which should be read by WaMu shareholders before voting. Shareholders can obtain free copies of the proxy statement and other related documents by requesting them in writing to Investor Relations, Washington Mutual, Inc., 1301 Second Avenue, Seattle, Washington 98101 or by telephone at (206) 500-5200. The proxy statement and all other documents filed by Washington Mutual are also available on the SEC’s website at www.sec.gov and on the Company’s website at www.wamu.com/ir. The contents of the Company’s web site are not deemed to be part of this press release or incorporated by reference into the proxy statement. If shareholders have any questions, need a copy of the proxy statement or need assistance voting their shares, they may call our proxy solicitors: MacKenzie Partners, Inc. at (800) 322-2885 or Georgeson Inc. at (866) 328-5442.
The directors, executive officers and certain other employees of the Company may be deemed to be participants in the solicitation of proxies with respect to the proposals to be voted on at the Special Meeting of Shareholders. In addition, as noted above, the Company has retained MacKenzie Partners, Inc. and Georgeson Inc. to assist in the solicitation. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities and interests in the equity investment transactions described above, is contained in the proxy statement. Information regarding Washington Mutual’s directors and executive officers is also available in its proxy statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2008. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Washington Mutual as described above.
About WaMu
WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At March 31, 2008, WaMu and its subsidiaries had assets of $319.67 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu’s financial reports and news releases are available at www.wamu.com/ir.
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Contact:
WaMu Media Contact
Libby Hutchinson, 206-500-2770 or 425-301-1782
libby.hutchinson@wamu.net
Or
WaMu Investor Relations Contact
Alan Magleby, 206-500-4148 or 212-702-6955
alan.magleby@wamu.net